SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                           SUN-TIMES MEDIA GROUP, INC.
                                (Name of Issuer)

                 CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    86688Q100
                                 (CUSIP Number)

                                January 18, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 2 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   565,877
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                            0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   565,877
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   565,877
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.9%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 3 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   1,228,415
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   1,228,415
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,228,415
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   1.9%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 4 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   101,964
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   101,964
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   101,964
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 5 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   2,135,228
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   2,135,228
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   2,135,228
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   3.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 6 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Serena Limited
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   45,269
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   45,269
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   45,269
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 7 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Distressed Opportunities Fund LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   54,790
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   54,790
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   54,790
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 8 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Distressed Opportunities International Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   144,732
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   144,732
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   144,732
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 9 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Event Driven Equities Fund LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   230,629
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   230,629
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   230,629
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.4%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 10 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Event Driven Equities International Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   95,118
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   95,118
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   95,118
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 11 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   565,877
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   565,877
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   565,877
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.9%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 12 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   1,228,415
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   1,228,415
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,228,415
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   1.9%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IA
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 13 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   2,180,497
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   2,180,497
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   2,180,497
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   3.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 14 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Group LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   285,419
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   285,419
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   285,419
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.4%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 15 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Management Partners LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   239,850
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   239,850
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   239,850
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                   0.4%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 16 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   239,850
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   239,850
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   239,850
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.4%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 17 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 18 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 19 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 20 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 21 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael J. Leffell
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 22 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 23 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 24 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 25 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 26 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Avram Z. Friedman
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 27 OF 47


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Conor Bastable
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,602,022
OWNED BY          ------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,602,022
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,602,022
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 28 OF 47


ITEM 1(a).     NAME OF ISSUER:

               Sun-Times Media Group, Inc. (the "Company")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               350 North Orleans St, 10- S
               Chicago, IL 60654

ITEM 2(a).     NAME OF PERSON FILING:

          This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                (iii)   M. H. Davidson & Co., a New York limited partnership
                        ("CO");

                (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                (v)     Serena Limited, a Cayman Islands corporation ("Serena");

                (vi) Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF");

                (vii) Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands corporation ("DKDOI");

                (viii) Davidson Kempner Event Driven Equities Fund LP, a Delaware limited partnership ("EDEF");

                (ix) Davidson Kempner Event Driven Equities International Ltd., a Cayman Islands corporation ("EDEI");

                (x) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                (xi) DK Group LLC, a Delaware limited liability company and the general partner of EDEF and DKDOF ("DKG");

                (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of EDEI and DKDOI ("DKMP");

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 29 OF 47


                (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                (xiv) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                (xv) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA"); and

                (xvi) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).     CITIZENSHIP:

                (i)     DKP - a New York limited partnership

                (ii)    DKIP - a Delaware limited partnership

                (iii)   CO - a New York limited partnership

                (iv)    DKIL - a British Virgin Islands corporation

                (v)     Serena - a Cayman Islands corporation

                (vi)    DKDOF - a Delaware limited partnership

                (vii)   DKDOI - a Cayman Islands corporation

                (viii)  EDEF - a Delaware limited partnership

                (ix)    EDEI - a Cayman Islands corporation

                (x)     MHD - a New York limited partnership

                (xi)    DKAI - a New York corporation

                (xii)   DKIA - a Delaware limited liability company

                (xiii)  DKG - a Delaware limited liability company

                (xiv)   DKMP - a Delaware limited partnership

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 30 OF 47


                (xv)    DKS - a Delaware limited liability company

                (xvi)   Thomas L. Kempner, Jr. - United States

                (xvii)  Marvin H. Davidson - United States

                (xviii) Stephen M. Dowicz - United States

                (xix)   Scott E. Davidson - United States

                (xx)    Michael J. Leffell - United States

                (xxi)   Timothy I. Levart - United Kingdom & United States

                (xxii)  Robert J. Brivio, Jr. - United States

                (xxiii) Eric P. Epstein - United States

                (xxiv)  Anthony A. Yoseloff - United States

                (xxv)   Avram Z. Friedman - United States

                (xxvi)  Conor Bastable - United States

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

          CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).     CUSIP NUMBER:

          86688Q100

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 31 OF 47


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act;

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act;

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act;

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940;

          (e)  [ ]   Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940:
                     see Rule 13d-1(b)(1)(ii)(E);

          (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g)  [ ]   Parent Holding Company, in accordance with
                     Rule 13d-1(b)(ii)(G);

          (h)  [ ]   Savings Associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940;

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

          The Principals may be deemed to beneficially own an aggregate of 4,602,022 shares as a result of their voting and dispositive power over the 4,602,022 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKDOF, DKDOI, EDEF and EDEI.

          DKIA may be deemed to beneficially own the 2,135,228 shares beneficially owned by DKIL and the 45,269 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 1,228,415 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 565,877 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 54,790 shares beneficially owned by DKDOF and the 230,629 shares beneficially owned by EDEF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 144,732 shares beneficially owned by DKDOI and the 95,118 shares beneficially owned by EDEI as a result of their voting and dispositive power over those shares.

     A.   DKP

          (a)  Amount beneficially owned: 565,877

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 32 OF 47


          (b)  Percent of class: 0.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 565,877

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    565,877

     B.   DKIP

          (a)  Amount beneficially owned: 1,228,415

          (b)  Percent of class: 1.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,228,415

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,228,415

     C.   CO

          (a)  Amount beneficially owned: 101,964

          (b)  Percent of class: 0.2%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 101,964

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    101,964

     D.   DKIL

          (a)  Amount beneficially owned: 2,135,228

          (b)  Percent of class: 3.3%

          (c)  Number of shares as to which such person has:

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 33 OF 47


               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 2,135,228

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    2,135,228

     E.   Serena

          (a)  Amount beneficially owned: 45,269

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 45,269

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 45,269

     F.   DKDOF

          (a)  Amount beneficially owned: 54,790

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 54,790

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 54,790

     G.   DKDOI

          (a)  Amount beneficially owned: 144,732

          (b)  Percent of class: 0.2%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 144,732

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 34 OF 47


             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    144,732

     H.   EDEF

          (a)  Amount beneficially owned: 230,629

          (b)  Percent of class: 0.4%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 230,629

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    230,629

     I.   EDEI

          (a)  Amount beneficially owned: 95,118

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 95,118

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 95,118

     J.   MHD

          (a)  Amount beneficially owned: 565,877

          (b)  Percent of class: 0.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 565,877

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    565,877

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 35 OF 47


     K.   DKAI

          (a)  Amount beneficially owned: 1,228,415

          (b)  Percent of class: 1.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,228,415

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,228,415

     L.   DKIA

          (a)  Amount beneficially owned: 2,180,497

          (b)  Percent of class: 3.3%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 2,180,497

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    2,180,497

     M.   DKG

          (a)  Amount beneficially owned: 285,419

          (b)  Percent of class: 0.4%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 285,419

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    285,419

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 36 OF 47


     N.   DKMP

          (a)  Amount beneficially owned: 239,850

          (b)  Percent of class: 0.4%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 239,850

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    239,850

     O.   DKS

          (a)  Amount beneficially owned: 239,850

          (b)  Percent of class: 0.4%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 239,850

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    239,850

     P.   Thomas L. Kempner, Jr.

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 37 OF 47


     Q.   Marvin H. Davidson

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

     R.   Stephen M. Dowicz

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

     S.   Scott E. Davidson

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 38 OF 47


     T.   Michael J. Leffell

          (a)  Amount beneficially owned. 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

     U.   Timothy I. Levart

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

     V.   Robert J. Brivio, Jr.

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 39 OF 47


     W.   Eric P. Epstein

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

     X.   Anthony A. Yoseloff

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

     Y.   Avram Z. Friedman

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 40 OF 47

 Z.   Conor Bastable

          (a)  Amount beneficially owned: 4,602,022

          (b)  Percent of class: 7.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,602,022

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    4,602,022


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 41 OF 47


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  January 28, 2008                   DAVIDSON KEMPNER PARTNERS
                                           By: MHD Management Co.,
                                           its General Partner

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Managing Partner

                                           DAVIDSON KEMPNER INSTITUTIONAL
                                           PARTNERS, L.P.
                                           By: Davidson Kempner Advisers Inc.,
                                           its General Partner

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: President

                                           M.H. DAVIDSON & CO.

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Managing Partner

                                           DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                           By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           SERENA LIMITED
                                           By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 42 OF 47


                                           DAVIDSON KEMPNER DISTRESSED
                                           OPPORTUNITIES FUND LP
                                           By:  DK Group LLC,
                                           its General Partner

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           DAVIDSON KEMPNER DISTRESSED
                                           OPPORTUNITIES INTERNATIONAL LTD.
                                           By:  DK Management Partners LP,
                                           its Investment Manager
                                           By:  DK Stillwater GP LLC,
                                           its general partner

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           DAVIDSON KEMPNER EVENT DRIVEN
                                           EQUITIES FUND LP
                                           By:  DK Group LLC,
                                           its General Partner

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           DAVIDSON KEMPNER EVENT DRIVEN
                                           EQUITIES INTERNATIONAL LTD.
                                           By:  DK Management Partners LP,
                                           its Investment Manager
                                           By:  DK Stillwater GP LLC,
                                           its general partner

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           MHD MANAGEMENT CO.

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title:    Managing Partner

                                           DAVIDSON KEMPNER ADVISERS INC.

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 43 OF 47


                                           Title: President

                                           DAVIDSON KEMPNER INTERNATIONAL
                                           ADVISORS, L.L.C.

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           DK GROUP LLC

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           DK MANAGEMENT PARTNERS LP
                                           By:  DK Stillwater GP LLC,
                                           its general partner

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           DK STILLWATER GP LLC

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Thomas L. Kempner, Jr.

                                           /s/ MARVIN H. DAVIDSON
                                           -------------------------------------
                                           Marvin H. Davidson

                                           /s/ STEPHEN M. DOWICZ
                                           -------------------------------------
                                           Stephen M. Dowicz

                                           /s/ SCOTT E. DAVIDSON
                                           -------------------------------------
                                           Scott E. Davidson

                                           /s/ MICHAEL J. LEFFELL
                                           -------------------------------------
                                           Michael J. Leffell

                                           /s/ TIMOTHY I. LEVART
                                           -------------------------------------
                                           Timothy I. Levart

                                           /s/ ROBERT J. BRIVIO, JR.
                                           -------------------------------------
                                           Robert J. Brivio, Jr.

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 44 OF 47


                                           /s/ ERIC P. EPSTEIN
                                           -------------------------------------
                                           Eric P. Epstein

                                           /s/ ANTHONY A. YOSELOFF
                                           -------------------------------------
                                           Anthony A. Yoseloff

                                           /s/ AVRAM Z. FRIEDMAN
                                           -------------------------------------
                                           Avram Z. Friedman

                                           /s/ CONOR BASTABLE
                                           -------------------------------------
                                           Conor Bastable

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 45 OF 47


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  January 28, 2008                   DAVIDSON KEMPNER PARTNERS
                                           By: MHD Management Co.,
                                           its General Partner

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Managing Partner

                                           DAVIDSON KEMPNER INSTITUTIONAL
                                           PARTNERS, L.P.
                                           By: Davidson Kempner Advisers Inc.,
                                           its General Partner

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: President

                                           M.H. DAVIDSON & CO.

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Managing Partner

                                           DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                           By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 46 OF 47


                                           SERENA LIMITED
                                           By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           MHD MANAGEMENT CO.

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Managing Partner

                                           DAVIDSON KEMPNER ADVISERS INC.

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: President

                                           DAVIDSON KEMPNER INTERNATIONAL
                                           ADVISORS, L.L.C.

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           /s/ THOMAS L. KEMPNER, JR.
                                           -------------------------------------
                                           Thomas L. Kempner, Jr.

                                           /s/ MARVIN H. DAVIDSON
                                           -------------------------------------
                                           Marvin H. Davidson

                                           /s/ STEPHEN M. DOWICZ
                                           -------------------------------------
                                           Stephen M. Dowicz

                                           /s/ SCOTT E. DAVIDSON
                                           -------------------------------------
                                           Scott E. Davidson

                                           /s/ MICHAEL J. LEFFELL
                                           -------------------------------------
                                           Michael J. Leffell

                                           /s/ TIMOTHY I. LEVART
                                           -------------------------------------
                                           Timothy I. Levart

                                           /s/ ROBERT J. BRIVIO, JR.
                                           -------------------------------------
                                           Robert J. Brivio, Jr.

Schedule 13G
CUSIP No. 86688Q100                                               PAGE 47 OF 47

                                           /s/ ERIC P. EPSTEIN
                                           -------------------------------------
                                           Eric P. Epstein

                                           /s/ ANTHONY A. YOSELOFF
                                           -------------------------------------
                                           Anthony A. Yoseloff

                                           /s/ AVRAM Z. FRIEDMAN
                                           -------------------------------------
                                           Avram Z. Friedman

                                           /s/ CONOR BASTABLE
                                           -------------------------------------
                                           Conor Bastable